Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-50927) of our report dated March 20, 2002, relating to the consolidated financial statements and consolidated financial statement schedule of Chyron Corporation, appearing on page 41of this Annual Report on Form 10-K dated April 1, 2002.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Melville, New York

April 1, 2002